Exhibit (10)(p)* to Report
                              on Form 10-K for Fiscal
                             Year Ended June 30, 1998
                          by Parker-Hannifin Corporation





                Parker-Hannifin Corporation Executive Deferral Plan,
                                     as amended





              *Numbered in accordance with Item 601 of Regulation S-K.
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                         PARKER-HANNIFIN CORPORATION

                           EXECUTIVE DEFERRAL PLAN
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                           PARKER-HANNlFlN CORPORATION

                             EXECUTIVE DEFERRAL PLAN

     WHEREAS, the Parker-Hannifin Corporation Executive Deferral Plan (the "Plan") was originally established as of October 1, 1994, for the purpose of attracting high quality executives and promoting in its executives increased efficiency and an interest in the successful operation of the Company by offering a deferral opportunity to accumulate capital on favorable economic terms; and

     WHEREAS, pursuant to the authority granted in Article 14 of the Plan, Parker-Hannifin Corporation (the "Company"), has the authority to amend the Plan; and

     WHEREAS, the Plan has been amended from time to time; and

     WHEREAS, the Company now desires to amend the Plan in order to provide for the automatic deferral of amounts that are not paid to certain participants by reason of Section 162(m) of the Code;

     NOW, THEREFORE, the Plan is hereby amended and restated as of January 1, 1998 to read as follows:

                                    ARTICLE 1

                                   DEFINITIONS

    1.1 ACCOUNT shall mean the sum of the Annual Deferral Account and all LTI Deferral Accounts (vested and unvested).

    1.2 ADMINISTRATOR shall mean the Company or, if applicable, the committee appointed by the Board of Directors of the Company to administer the Plan pursuant to Article 12 of the Plan.

    1.3 ANNUAL DEFERRAL shall mean the amount of Compensation which the Participant elects to defer for a Plan Year pursuant to Articles 2 and 3 of the Plan.

    1.4 ANNUAL DEFERRAL ACCOUNT shall mean the notional account established with respect to a Participant's Annual Deferrals and Automatic Deferrals for recordkeeping purposes pursuant to Article 4 of the Plan.

    1.5 AUTOMATIC DEFERRAL shall mean any amount automatically deferred to this Plan pursuant to Section 3.4 of this Plan.

    1.6 BENEFICIARY shall mean the person or persons or entity designated as such in accordance with Article 13 of the Plan.

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    1.7   BOARD shall mean the Board of Directors of the Company.

    1.8 BONUSES shall mean amounts paid in cash to the Participant by the Company in the form of annual and other regular periodic bonuses before reductions for deferrals under this Plan, the Savings Plan or the Savings Restoration Plan. "Annual and other regular periodic bonuses" shall include amounts payable under the Company's Return on Net Assets Plan (RONA) and the Target Incentive Program, but shall exclude any payments under any long-term incentive program, any volume incentive or similar bonus program, and any other extraordinary bonus or incentive program.

    1.9 CHANGE IN CONTROL shall mean any of the following events have occurred:

    (i) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that the event described in this paragraph shall not be deemed to be a Change in Control by virtue of any of the following situations: (A) an acquisition by the Company or any Subsidiary; (B) an acquisition by any employee benefit plan sponsored or maintained by the Company or any Subsidiary; (C) an acquisition by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) a Non-Control Transaction (as defined in paragraph (iii)); (E) as pertains to a Participant, any acquisition by the Participant or any group of persons (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) including the Participant (or any entity in which the Participant or a group of persons including the Participant, directly or indirectly, holds a majority of the voting power of such entity's outstanding voting interests); or (F) the acquisition of Company Voting Securities from the Company, if a majority of the Board approves a resolution providing expressly that the acquisition pursuant to this clause (F) does not constitute a Change in Control under this paragraph (i);

    (ii) individuals who, at the beginning of any period of twenty-four (24) consecutive months, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority thereof; provided, that (A) any person becoming a director subsequent to the beginning of such twenty-four
(24) month period, whose election, or nomination for election, by the Company's shareholders was approved by a vote of at least two-thirds of the directors comprising the Incumbent Board who are then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this paragraph (ii), considered as though such person were a member of the Incumbent Board; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be a member of the Incumbent Board;

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    (iii)   the consummation of a merger, consolidation, share exchange or similar form of corporate reorganization of the Company or any Subsidiary that requires the approval of the Company's stockholders, whether for such transaction or the issuance of securities in connection with the transaction or otherwise (a "Business Combination"), unless (A) immediately following such Business Combination: (1) more than 50% of the total voting power of the corporation resulting from such Business Combination (the "Surviving Corporation") or, if applicable, the ultimate parent corporation which directly or indirectly has beneficial ownership of 100% of the voting securities eligible to e1ect directors of the Surviving Corporation (the "Parent Corporation"), is represented by Company Voting Securities that were outstanding immediately prior to the Business Combination (or, if applicable, shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (2) no person (other than any employee benefit plan sponsored or maintained by the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), and (3) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation), following the Business Combination, were members of the Incumbent Board at the time of the Board's approval of the execution of the initial agreement providing for such Business Combination (a "Non-Control Transaction") or (B) the Business Combination is effected by means of the acquisition of Company Voting Securities from the Company, and a majority of the Board approves a resolution providing expressly that such Business Combination does not constitute a Change in Control under this paragraph (iii); or

    (iv) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company and its Subsidiaries.

    Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 20% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which, by reducing the number of Company Voting Securities outstanding, increases the percentage of shares beneficially owned by such person; provided, that if a Change in Control would occur as a result of such an acquisition by the Company (if not for the operation of this sentence), and after the Company's acquisition such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control shall then occur.

    Notwithstanding anything in this Plan to the contrary, if the Participant's employment is terminated prior to a Change in Control, and the Participant reasonably demonstrates that such termination was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a "Third Party"), then for all purposes of this Plan, the date immediately prior to the date of such termination of employment shall be deemed to be the date of a Change in Control for such Participant.

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    1.10   CODE shall mean the Internal Revenue Code of 1986, as amended from time to time.

    1.11 COMPENSATION shall mean the sum of the Participant's base salary and anticipated Bonuses for a Plan Year before reductions for deferrals under this Plan, the Savings Plan, the Savings Restoration Plan, or the Benefits Plus Program.

    1.12 CREDITING RATE shall mean any notional gains or losses equal to those generated as if the Participant's Account balance had been invested in one or more of the investment portfolios designated as available by the Administrator, less separate account fees and less applicable administrative charges determined annually by the Administrator.

    The allocation of a Participant's Account shall be determined by the Participant among one or more of the available portfolios. The gains or losses shall be credited based upon the daily unit values for the portfolio(s) selected by the Participant. The rules and procedures for allocating the Account balance among the portfolios shall be determined by the Administrator. Notwithstanding the method of calculating the Crediting Rate, the Company shall be under no obligation to purchase any investments designated by the Participant.

    1.13 DISABILITY shall mean any long term disability as defined under the Company's long term disability plan. The Administrator, in its complete and sole discretion, shall determine a Participant's Disability. The Administrator may require that the Participant submit to an examination on an annual basis, at the expense of the Company, by a competent physician or medical clinic selected by the Administrator to confirm Disability. On the basis of such medical evidence, the determination of the Administrator as to whether or not a condition of Disability exists or continues shall be conclusive.

    1.14 EARLY RETIREMENT DATE shall mean age 55 with ten or more years of employment with the Company; provided, however, that any Early Retirement prior to age 60 must be with the consent of the Compensation Committee of the Board.

    1.15 ELIGIBLE EXECUTIVE shall mean a key employee of the Company or any of its subsidiaries who: (a) is designated by the Administrator as eligible to participate in the Plan (subject to the restriction in Sections 9.2, 10.3 and 11.2 of the Plan); and (b) qualifies as a member of the "select group of management or highly compensated employees" under ERISA.

    1.16 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

    1.17 FINANCIAL HARDSHIP shall mean an unexpected need for cash arising from an illness, casualty loss, sudden financial reversal, or other such unforeseeable occurrence as determined by the Administrator. Cash needs arising from foreseeable events such as the purchase of a residence or education expenses for children shall not, alone, be considered a Financial Hardship.

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    1.18   FIXED CREDITING RATE shall mean an effective annual yield equal to ninety percent (90%) of the sixty (60) month rolling average of the Ten-Year United States Treasury Note as determined by the Administrator on September 30 of the preceding year. Notwithstanding the preceding sentence, with respect to the first Plan Year, the Fixed Crediting Rate shall be determined as of September 30, 1994.

    1.19 IN-SERVICE DISTRIBUTION shall mean a distribution elected by the Participant pursuant to Article 10 of the Plan.

    1.20 LTI PAYMENT shall mean the amount that would otherwise be payable to an Eligible Executive for a Plan Year under any long-term incentive program of the Company.

    1.21 LTI DEFERRAL shall mean the amount of any LTI Payment which the Participant elects to defer with respect to a Plan Year pursuant to Articles 2 and 3 of the Plan.

    1.22 LTI DEFERRAL ACCOUNT shall mean the one or more notional accounts established with respect to a Participant's LTI Deferrals for recordkeeping purposes pursuant to Article 4 of the Plan.

    1.23 NORMAL RETIREMENT DATE shall mean the date on which a Participant attains age 65.

    1.24 PARTICIPANT shall mean an Eligible Executive who has elected to participate and has completed a Participation Agreement pursuant to Article 2 of the Plan.

    1.25 PARTICIPATION AGREEMENT shall mean the Participant's written election to participate in the Plan.

    1.26   PLAN YEAR shall mean the calendar year.

    1.27 RETIREMENT shall mean a termination of employment following Normal or Early Retirement Date.

    1.28 SALARY shall mean the Participant's annual basic rate of pay from the Company (excluding Bonuses, commissions and other non-regular forms of compensation) before reductions for deferrals under this Plan, the Savings Plan or the Savings Restoration Plan.

    1.27 SAVINGS PLAN shall mean The Parker Retirement Savings Plan as it currently exists and as it may subsequently be amended.

    1.28 SAVINGS RESTORATION PLAN shall mean the Parker-Hannifin Corporation Savings Restoration Plan as it currently exists and as it may subsequently be amended.

    1.29 SCHEDULED WITHDRAWAL shall mean a distribution of all or a portion of the entire vested amount credited to the Participant's Account requested by the Participant pursuant to the provisions of Article 10 of the Plan.

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    1.30   SUBSIDIARY shall mean any corporation or other entity in which the
Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity.

    1.31 TERMINATION OF EMPLOYMENT shall mean the Participant's employment with the Company ceases for any reason whatsoever, whether voluntary or involuntary, other than Retirement or death.

    1.32 UNSCHEDULED WITHDRAWAL shall mean a distribution of all or a portion of the entire amount credited to the Participant's Account requested by the Participant pursuant to the provisions of Article 10 of the Plan.

    1.33 VALUATION DATE shall mean the end of the month in which the Retirement, Termination of Employment, or death occurs, except in the event of an election to delay retirement benefits under Article 5, in which case the Valuation Date shall mean the November 30 of the year preceding commencement of benefit payments.

                                  ARTICLE 2

                                PARTICIPATION

    2.1   PARTICIPATION AGREEMENT/DEFERRALS.

      (a) An Eligible Executive shall become a Participant in the Plan on the first day of the Plan Year following appointment as an Eligible Executive and submission to the Administrator of an Annual Participation Agreement. To be effective, the Eligible Executive must submit the Annual Participation Agreement to the Administrator during the enrollment period designated by the Administrator. In the Annual Participation Agreement, and subject to the restrictions in Article 3, the Eligible Executive shall designate the Annual Deferral for the covered Plan Year.

      (b) In addition, an Eligible Executive shall become a Participant automatically as of the date Automatic Deferrals are credited to his Account pursuant to Section 3.4.

      (c) With respect to those Participants who are eligible for an LTI Payment, the Administrator shall provide for a separate enrollment period and separate LTI Participation Agreements each year under which the Participant may designate any LTI Deferrals for a specified Plan Year.

    2.2 CONTINUATION OF PARTICIPATION. An Eligible Executive who has become a Participant in the Plan shall continue as a Participant in the Plan even though such executive ceases to be an Eligible Executive. However, a Participant shall not be eligible to elect a new Annual Deferral or LTI Deferral unless the Participant is an Eligible Executive for the Plan Year for which the election is made.

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                                   ARTICLE 3

                              EXECUTIVE DEFERRALS

      3.1  DEFERRAL COMMITMENT.

     (a) A Participant may elect in the Annual Participation Agreement to defer an amount equal to a specified dollar amount of Salary and a specified dollar amount or percentage of Bonuses to be earned by such Participant during the next Plan Year.

     (b) A Participant may elect in the LTI Participation Agreement to defer an amount equal to a specified dollar amount or a percentage of LTI Payment that may be payable to the Participant in the next Plan Year.

     (c) Annual Deferrals and LTI Deferrals under this Plan shall be irrevocable.

     3.2  MINIMUM ANNUAL DEFERRAL.

     (a) The Annual Deferral for a Plan Year must equal at least five thousand dollars ($5,000), from either Salary or Bonuses or a combination of Salary and Bonuses.

     (b) The LTI Deferral for a Plan Year must equal at least five thousand dollars ($5,000).

     (c) Where a Participant elects to defer a specified percentage of Salary, Bonuses, and/or LTI Payment, the determination of whether the Annual Deferral or LTI Deferral is at least five thousand dollars ($5,000) shall be made by multiplying the applicable elected percentages of Salary, Bonuses, and/or LTI Payment to be deferred by the Participant's anticipated Salary, Bonuses, and/or LTI Payment in the Plan Year immediately preceding the Plan Year for which the Deferral is being made. The Administrator may, in its sole discretion, permit Participants to elect to defer amounts in the form of a percentage based on anticipated future Salary, Bonuses, and/or LTI Payments.

     3.3  MAXIMUM DEFERRAL COMMITMENT.

     (a) The Annual Deferral for any Plan Year may not exceed 20% of Salary plus 75% of Bonuses; provided, that the Annual Deferral may not reduce the Participant's income to an amount below the old age, survivor, and disability insurance wage base under Social Security.

      (b)  The LTI Deferral for a Plan Year may be 100% of the LTI Payment.

      (c) Notwithstanding the foregoing, the Administrator may reduce the amount of an Annual Deferral and/or an LTI Deferral to the extent necessary to insure the Participant will have sufficient earnings from the Company from which to take any taxes required to be withheld from the Participant's earnings under federal, state or local law.

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      3.4  AUTOMATIC DEFERRALS. An amount equal to any Compensation that is not paid to an Eligible Executive because it cannot be deducted by the Company by reason of Section 162(m) of the Code shall be deemed to have been deferred under this Plan.

      3.5  VESTING. Subject to Section 11.3:

      (a) The Participant's right to the value of his Annual Deferral Account, as adjusted for gains and losses, shall be 100% vested at all times.

      (b) The Participant's right to the value of each LTI Deferral Account, as adjusted for gains and losses, shall be 100% vested as of the third June 30 following the time the LTI Deferral Account is established; provided, however, that the Participant shall be fully vested in all LTI Deferrals as of the time: (1) he reaches age 65; (2) he retires prior to age 60 with permission of the Compensation Committee of the Board; (3) he retires due to Disability; (4) he dies; (5) there is a Change in Control; or (6) the Plan terminates.

                                   ARTICLE 4

                                   ACCOUNTS

     4.1 ACCOUNTS. Solely for recordkeeping purposes, the Company shall maintain for each Participant one Annual Deferral Account for all Annual Deferrals and all Automatic Deferrals, and shall maintain for each Participant a separate LTI Deferral Account with respect to each LTI Deferral made by the Participant.

     4.2 TIMING OF CREDITS--PRE-TERMINATION. Each Plan Year, the Company shall credit to the Annual Deferral Account a Participant's Annual Deferrals and any Automatic Deferrals as of the time the deferrals would otherwise have been paid to the Participant but for the Annual Deferral election or the operation of Section 162(m) of the Code, and shall credit to a separate LTI Deferral Account a Participant's LTI Deferral as of the time the deferrals would otherwise have been paid to the Participant but for the LTI Deferral election. The Company shall also credit gains or losses to the Participant's Account each calendar quarter as of the relevant Valuation Date, using the Crediting Rate(s) in effect at such time as elected by the Participant.

     4.3 MID-YEAR TERMINATIONS. If a Participant's Termination of Employment occurs other than at the end of a Plan Year, the Company shall credit gains or losses to the Participant's Account from the first day of such Plan Year to the relevant Valuation Date.

     4.4 STATEMENT OF ACCOUNTS. The Administrator shall provide periodically to each Participant a statement setting forth the balance of the Annual Deferral Account and each LTI Deferral Account maintained for such Participant.

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                                  ARTICLE 5

                             RETIREMENT BENEFITS

      5.1 AMOUNT. Upon Retirement, the Company shall pay to the Participant a retirement benefit in the form provided in Section 5.2 of the Plan, based on the balance of the Participant's Account as of the Valuation Date. If paid as a lump sum, the retirement benefit shall be equal to such balance. If paid in installments, the installments shall be paid in amounts that will annually amortize such balance with earnings and losses credited at the Crediting Rate over the period of time benefits are to be paid; provided, however, that in the last year of payment, earnings and losses shall be credited at the Fixed Crediting Rate as in effect on the Valuation Date immediately preceding the final year of payment.

      5.2 FORM OF RETIREMENT BENEFITS. The retirement benefit shall be paid monthly over a period of one hundred eighty (180) months. Notwithstanding anything herein to the contrary, the Participant may elect in the Participation Agreement to have the retirement benefit paid in a lump sum or in installments paid monthly over a period of sixty (60) or one hundred twenty
(120) months. Payment shall be made or shall begin as of the first day of the calendar quarter next following the date sixty (60) days after the Participant's Retirement unless the Participant elects in the Participation Agreement for payments to begin on January l of a later year. However, in all events payments shall commence on or before the earlier of the date the retired Participant attains age seventy (70) or the January 1 five years after Retirement. Except as provided under Section 9.2, Participants may elect an alternative form of payout as available under this Section 5.2 by written election filed with the Administrator; provided, however, that if the Participant files the election less than thirteen (13) months prior to the date of retirement, the Annual Deferral Account and each LTI Deferral Account shall be reduced by ten percent (10%).

      5.3 SMALL BENEFIT EXCEPTION. Notwithstanding any of the foregoing, if the sum of all benefits payable to the Participant is less than or equal to ten thousand dollars ($10,000), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum. Furthermore, if any installment payments would be less than $1,000, the Company may shorten the elected payment period in whole year increments to insure that each payment is at least $1,000.


                                   ARTICLE 6

                              TERMINATION BENEFITS

      6.1 AMOUNT. As of the first day of the calendar quarter beginning at least sixty (60) days after Termination of Employment, the Company shall pay to the Participant a termination benefit equal to the balance as of the Valuation Date of the Annual Deferral Account and each LTI Deferral Account in which he is vested under Section 3.4(b).

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      6.2  FORM OF TERMINATION BENEFITS. The Company shall pay the termination benefits in a single lump sum; provided, however, that except following a Change in Control the Company may, in its sole discretion, elect to pay the termination benefits over a period of three (3) years in monthly installments, in which event the Company shall credit interest on the unpaid vested balance of the Account after the Valuation Date at the Fixed Crediting Rate in effect at the time of Termination of Employment.

                                   ARTICLE 7

                               SURVIVOR BENEFITS

      7.1 PRE-COMMENCEMENT SURVIVOR BENEFIT. If the Participant dies prior to the time installment payments have commenced, the Company shall pay to the Participant's Beneficiary within ninety (90) days after the Participant's death a benefit equal to the balance of the Participant's Account as of the Valuation Date.

      7.2 POST-COMMENCEMENT SURVIVOR BENEFIT. If the Participant dies after the time installment payments have commenced, the Company shall pay to the Participant's Beneficiary an amount equal to the remaining benefits payable to the Participant under the Plan over the same period such benefits would have been paid to the Participant, in which event the Company shall credit interest on the unpaid balance of the Account at the Fixed Crediting Rate in effect at the date of the Participant's death.

      7.3 SMALL BENEFIT PAYMENT. Notwithstanding any of the foregoing, in the event the sum of all benefits payable to the Beneficiary is less than or equal to ten thousand dollars ($10,000), the Company may, in its sole discretion, elect to pay such benefits in a single lump sum.

                                  ARTICLE 8

                                  DISABILITY

      If a Participant suffers a Disability, the Company shall pay the balance of the Participant's Account as of the Valuation Date to the Participant in accordance with Article 5 as if the date of the Participant's Termination of Employment for Disability were the Participant's Normal Retirement Date.

                                  ARTICLE 9

                               CHANGE IN CONTROL

      9.1  ELECTION.

      (a) At the time the Participant is completing his initial Participation Agreement, the Participant may elect that, if a Change in Control occurs, the Participant (or after the Participant's death the Participant's Beneficiary) shall receive a lump sum payment of the balance of the

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Account within thirty (30) days after the Change of Control. In the event such a distribution is made, the Participant shall receive an additional adjustment payment calculated in accordance with the formula set forth in Exhibit A hereto. Such balance shall be determined as of the end of the month sixty (60) days prior to the month in which the Change in Control occurs.

      (b) In addition to any other amounts payable hereunder, in the event it shall be determined that any payment, distribution or acceleration of vesting of any benefit hereunder would be subject to the excise tax imposed by
Section 4999 of the Code, or any successor provision, or any interest or penalties are incurred by the Participant with respect to such excise tax, then the Participant shall be entitled to receive an additional "gross-up payment" calculated as set forth in the change in control severance agreement in effect between the Company and the Participant as of the date of the Change in Control; provided, however, that if the Participant does not have a change in control severance agreement, the payment under this Section shall be determined in accordance with the calculation set forth in the most recent change in control severance agreement entered into by the Company and any executive of the Company; provided, further, that there shall be no duplication of such additional payment under this Plan and any change in control severance agreement.

      9.2 BENEFIT REDUCTION ON WITHDRAWAL. If a Participant has not made the election described in Section 9.1 above and, within thirty (30) days after a Change of Control, the Participant (or Beneficiary) elects under Section 10.2 to receive a distribution of the balance of the Account, the lump sum payment (including the additional adjustment payment) otherwise provided under Section 9.1(a) shall be reduced by an amount equal to five percent (5%) of the total balance of the Account (instead of the ten percent (10%) reduction otherwise provided for in Section 10.3). If a Participant e1ects such a withdrawal, any on-going Annual Deferral shall cease, any election of an LTI Deferral that otherwise would be effective before the first day of the Plan Year beginning one full Plan Year after such withdrawal shall not be effective, and the Participant may not again be designated as an Eligible Executive until one entire Plan Year following the Plan Year in which such withdrawal was made has elapsed.

                                  ARTICLE 10

   SCHEDULED AND UNSCHEDULED WITHDRAWALS, FINANCIAL HARDSHIP DISTRIBUTIONS

      10.1 PAYMENT OF SCHEDULED WITHDRAWAL. No later than the last day of March of the Plan Year designated in the initial Annual Participation Agreement for a Scheduled Withdrawal (which date shall be no sooner than the January 1 following 5 years of participation), the Company shall pay to the Participant, in a lump sum or four approximately equal annual installments, all or a portion of the vested balance in the Participant's Annual Deferral and/or his LTI Deferral Account as of the December 31 preceding the time payment is made or commences.

      10.2 UNSCHEDULED WITHDRAWAL. A Participant (or Beneficiary if the Participant is deceased) may request an Unscheduled Withdrawal of all or any portion of the vested balance credited to the Participant's Account, which shall be paid in a single lump sum; provided, however, (i) that the minimum withdrawal shall be twenty-five percent (25%) of the vested Account balance, and (ii) that an election to withdraw seventy-five percent (75%) or more of the

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vested Account balance shall be deemed to be an election to withdraw the entire vested Account balance.

      10.3 UNSCHEDULED WITHDRAWAL PENALTY. There shall be a penalty deducted from the Account prior to an Unscheduled Withdrawal equal to ten percent (10%) of the Unscheduled Withdrawal, which shall be ratably allocated among the Participant's Annual Deferral Account and each of his vested LTI Deferral Accounts. If a Participant elects such a withdrawal, any on-going Annual Deferral shall cease, any election of an LTI Deferral that otherwise would be effective before the first day of the Plan Year beginning one full Plan Year after such withdrawal shall not be effective, and the Participant may not again be designated as an Eligible Executive until one entire Plan Year following the Plan Year in which such withdrawal was made has elapsed.

      10.4 FINANCIAL HARDSHIP DISTRIBUTION. Upon a finding that the Participant or the Beneficiary has suffered a Financial Hardship, the Administrator may in its sole discretion, permit the Participant to request distribution of a portion or all of his vested benefits under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. If a distribution is to be made to a Participant on account of Financial Hardship, any on-going Annual Deferrals shall cease, any election of an LTI Deferral that otherwise would be effective before the first day of the Plan Year beginning one full Plan Year after such withdrawal shall not be effective, and the Participant may not again be designated as an Eligible Executive until one entire Plan Year following the Plan Year in which such withdrawal was made has elapsed.

      10.5 SMALL BENEFIT EXCEPTION. Notwithstanding any of the foregoing, if the sum of all vested benefits payable to the Participant or Beneficiary who has requested any withdrawal under this Article 10 is less than or equal to ten thousand dollars ($10,000), the Company may, in its sole discretion, elect to pay out the entire vested Account balance (reduced, if applicable, by the ten percent (10%) penalty) in a single lump sum.

      10.6 LIMIT ON WITHDRAWALS. Notwithstanding any of the foregoing, no Eligible Executive in a position described in Section 162(m)(3) of the Code (or who the Company reasonably believes will be in such a position) shall be permitted to take any distribution for the Plan in any year in which he is in or is believed to be a position described in Section 162(m)(3) of the Code.

                                  ARTICLE 11

                          CONDITIONS RELATED TO BENEFITS

      11.1 NONASSIGNABILITY. The benefits provided under the Plan may not be alienated, assigned, transferred, pledged or hypothecated by or to any person or entity, at any time or in any manner whatsoever. These benefits shall be exempt from the claims of creditors of any Participant or other claimants and from all orders, decrees, levies, garnishment or executions against any Participant to the fullest extent allowed by law.

      11.2 NO RIGHT TO COMPANY ASSETS. The benefits paid under the Plan shall be paid from the general funds of the Company, and the Participants and any Beneficiaries shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

      11.3 PROTECTIVE PROVISIONS. The Participant shall cooperate with the Company by furnishing any and all information requested by the Administrator, in order to facilitate the payment of benefits hereunder, taking such physical examinations as the Administrator may deem necessary and taking such other actions as may be requested by the Administrator. If the Participant refuses to cooperate, the Company shall have no further obligation to the Participant under the Plan. In the event of a Participant's suicide during the first two
(2) years of participation in the Plan, or if the Participant makes any material misstatement of information or nondisclosure of medical history, then no benefits shall be payable to the Participant or the Participant's Beneficiary or estate under the Plan beyond the sum of the Participant's Annual Deferrals and LTI Deferrals.

      11.4 WITHHOLDING. The Participant or the Beneficiary shall make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Company may provide, at its discretion, for such withholding and tax payments as may be required.

                                 ARTICLE 12

                            ADMINISTRATION OF PLAN

      The Company shall administer the Plan, provided, however, that the Company may elect by action of its Board of Directors to appoint a committee of three (3) or more individuals to administer the Plan. All references to the Administrator herein shall refer to the Company or, if such committee has been appointed, the committee.

      The Administrator shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms. The Administrator shall further establish, adopt or revise such rules and regulations as it may deem necessary or advisable for the administration of the Plan. All decisions of the Administrator shall be final and binding. The individuals serving on the committee shall, except as prohibited by law, be indemnified and held harmless by the Company from any and all liabilities, costs, and expenses (including legal fees), to the extent not covered by liability insurance arising out of any action taken by any member of the committee with respect to the Plan, unless such liability arises from the individual's own gross negligence or willful misconduct.

                                 ARTICLE 13

                           BENEFICIARY DESIGNATION

      The Participant shall have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan shall be made in the event of the Participant's death. The Beneficiary designation shall be effective when it is submitted in writing to the Administrator during the Participant's lifetime on a form prescribed by the Administrator.

      The submission of a new Beneficiary designation shall cancel all prior Beneficiary designations. Any finalized divorce or marriage of a Participant subsequent to the date of a Beneficiary designation shall revoke such designation, unless in the case of divorce the previous spouse was not designated as Beneficiary and unless in the case of marriage the Participant's new spouse has previously been designated as Beneficiary. The spouse of a married Participant shall consent to any designation of a Beneficiary other than the spouse, and the spouse's consent shall be witnessed by a notary public.

      If a Participant fails to designate a Beneficiary as provided above, or if the Beneficiary designation is revoked by marriage, divorce, or otherwise without execution of a new designation, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant's benefits, then the Administrator shall direct the distribution of such benefits to the Participant's estate.


                                 ARTICLE 14

                       AMENDMENT AND TERMINATION OF PLAN

      14.1 AMENDMENT OF PLAN. Except as provided in Section 14.3, the Company may at any time amend the Plan in whole or in part, provided, however, that such amendment: (a) shall not decrease the balance of the Participant's Account at the time of such amendment; and (b) shall not retroactively decrease the applicable Crediting Rate of the Plan prior to the time of such amendment. The Company may amend the Crediting Rate or Fixed Crediting Rate of the Plan prospectively, in which case, the Company shall notify the Participant of such amendment in writing within thirty (30) days after such amendment.

      14.2 TERMINATION OF PLAN. Except as provided in Section 14.3, the Company may at any time terminate the Plan. If the Company terminates the Plan, the date of such termination shall be treated as the date of Retirement or Termination of Employment for the purpose of calculating Plan benefits, and the Company shall pay to the Participant the benefits the Participant is entitled to receive under the Plan in monthly installments over a thirty-six
(36) month period. Interest at the Fixed Crediting Rate will be credited to the Participant's Account prospectively commencing as of the date of the Plan's termination and continuing until distribution under this Section is completed.

      14.3 AMENDMENT OR TERMINATION AFTER CHANGE IN CONTROL. Notwithstanding the foregoing, the Company shall not amend or terminate the Plan without the prior written consent of affected Participants for a period of two calendar years following a Change in Control and shall not thereafter amend or terminate the Plan in any manner which affects any Participant (or Beneficiary) who commences receiving payment of benefits under the Plan prior to the end of such two year period following a Change in Control.

      14.4 COMPANY ACTION. Except as provided in Section 14.3 or 14.5, the Company's power to amend or terminate the Plan shall be exercisable by the Company's Board of Directors or by the committee or individual authorized by the Company's Board of Directors to exercise such powers.

      14.5 CONSTRUCTIVE RECEIPT TERMINATION. In the event the Administrator determines that amounts deferred under the Plan have been constructively received by Participants and must be recognized as income for federal income tax purposes, the Plan shall terminate and distributions shall be made to Participants in accordance with the Provisions of Section 14.2 or as may be determined by the Administrator. The determination of the Administrator under this Section shall be binding and conclusive.

                                  ARTICLE 15

                                 MISCELLANEOUS

      15.1 SUCCESSORS OF THE COMPANY. The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

      15.2 ERISA PLAN. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for "a select group of management or highly compensated employees" within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

      15.3 TRUST. The Company shall be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company's creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

      15.4 EMPLOYMENT NOT GUARANTEED. Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Company.

      15.5 GENDER, SINGULAR AND PLURAL. All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

      15.6 CAPTIONS. The captions of the articles and sections of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

      15.7 VALIDITY. If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provisions of the Plan.

      15.8 WAIVER OF BREACH. The waiver by the Company of any breach of any provision of the Plan by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.

      15.9 APPLICABLE LAW. The Plan shall be governed and construed in accordance with the laws of Ohio except where the laws of Ohio are preempted by ERISA.

      15.10 NOTICE. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand-delivered, or sent by first class mail to the principal office of the Company, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery, or, if delivery is made by mail, as of the date shown on the postmark.

                                 ARTICLE 16

                         CLAIMS AND REVIEW PROCEDURES

      16.1 CLAIMS PROCEDURE. The Company shall notify a Participant in writing, within ninety (90) days after his or her written application for benefits, of his or her eligibility or noneligibility for benefits under the Plan. If the Company determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth: (a) the specific reasons for such denial; (b) a specific reference to the provisions of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and (d) an explanation of the Plan's claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have the claim reviewed. If the Company determines that there are special circumstances requiring additional time to make a decision, the Company shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional ninety-day period.

      16.2 REVIEW PROCEDURE. If a Participant is determined by the Company not to be eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have such claim reviewed by the Company by filing a petition for review with the Company within sixty (60) days after receipt of the notice issued by the Company. Said petition shall state the specific reasons which the Participant believes entitle him or her to benefits or to greater or different benefits. Within sixty (60) days after receipt by the Company of the petition, the Company shall afford the Participant (and counsel, if any) an opportunity to present his or her position to the Company orally or in writing, and the Participant (or counsel) shall have the right to review the pertinent documents. The Company shall notify the Participant of its decision in writing within the sixty-day period, stating specifically the basis of its decision, written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the sixty-day period is not sufficient, the decision may be deferred for up to another sixty-day period at the election of the Company, but notice of this deferral shall be given to the Participant. In the event of the death of the Participant, the same procedures shall apply to the Participant's beneficiaries.

                                    PARKER-HANNIFIN CORPORATION


Dated:  ____________________        By: ______________________________________

                                  EXHIBIT A

The purpose of the adjustment payment to be added to the distribution made pursuant to Section 9.1(a) (the "Make Whole Amount") is to offset the Participant's inability to defer until retirement or later the payment of taxes on the amounts deferred and the earnings and interest that would have otherwise accrued between the date of the Change in Control and the date on which the Participant elected to commence receipt of his Account (the "Commencement Date") under the Plan.

The Make Whole Amount shall be calculated as follows:

1. The Participant's Account balance under the Plan as of the date of the Change in Control (exclusive of Automatic Deferrals) (the "EDP Amount") will be projected forward to the Commencement Date at an assumed tax-deferred annual earnings rate equal to the Moody's Seasoned Baa
Corporate Bond Yield Average for the last twelve full calendar months prior to the Change in Control (the "Moody's Rate") (such projected amount shall be known as the "Projected Balance"). The Projected Balance will then be converted into annual installment benefit payments based upon the Participant's elected form of retirement payments under the Plan, assuming continued tax-deferred earnings on the undistributed balance at the Moody's Rate (the "Projected Annual Payouts"). The
Projected Annual Payouts will then be reduced for assumed income taxes at the highest applicable federal, state and local marginal rates of taxation in effect in the Participant's taxing jurisdiction(s) for the calendar year in which the Make Whole Amount is paid (the "Tax Rate").
The after-tax Projected Annual Payouts will be known as the "After-Tax Projected Benefits".

2. The term "Made Whole Amount", as used herein, shall mean the EDP Amount plus the Make Whole Amount. The Make Whole Amount is the amount which, when added to the EDP Amount, will yield After-Tax Annuity Benefits (as hereinafter defined) equal to the After-Tax Projected Benefits, based on the following assumptions:

       a. The Made Whole Amount will be taxed at the Tax Rate upon receipt by the Participant.

       b. The after-tax Made Whole Amount will be deemed to be invested by the Participant in a tax-deferred annuity that is structured to make payments beginning on the Commencement Date in the same form as elected by the Participant under the Plan (the "Annuity").

       c. The Annuity will accrue interest at the Moody's Rate, less 80 basis points (i.e., 0.80%).

       d. Annual Annuity payments will be taxed at the Tax Rate (after taking into account the annuity exclusion ratio), yielding "After-Tax Annuity Benefits".